EXHIBIT 10.2

* TEXT OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) 200.83 AND 240.24b-2

                                  COAL CONTRACT

         THIS CONTRACT made and entered into this 6th day of October, 2004, by and between National Coal Corporation, a Tennessee corporation with its principal office at 8915 George Williams Road, Knoxville, Tennessee 37923, hereinafter called "SELLER" and East Kentucky Power Cooperative, Incorporated, a Kentucky corporation with its principal office at 4775 Lexington Road, P. O. Box 707, Winchester, Clark County, Kentucky 40392-0707, hereinafter called "BUYER."

                               W I T N E S S E T H

         THAT for and in consideration of the mutual covenants contained herein, SELLER agrees to sell to BUYER and BUYER agrees to purchase from SELLER, coal for BUYER'S Cooper Power Station, Somerset, Kentucky, under the following terms and conditions:

1.       QUANTITY AND TERM

         (a) SELLER does hereby agree to sell to BUYER and BUYER agrees to purchase from SELLER, * (*) tons of coal (the total contract tonnage) over four
(4) years at a rate of * (*) tons of coal per year (the "base annual tonnage amount"), subject to Section 5 (d) and 7 herein.

         (b) Monthly deliveries shall commence on October 6, 2004, and continue through September 30, 2008, for a total contract term of four (4) years.

2.       COAL PRICE

         The base price for all coal supplied hereunder meeting the quality specifications contained herein on an "as received" basis as described in
Section 4 (f) and f.o.b. stockpile or unloading facilities at BUYER'S Cooper Power Station shall be * (*) per million Btu. The base price shall be subject to price adjustments set forth in Sections 4 (c) and 4 (d).

                  EXAMPLE: The base price of coal with a heat  content of 12,000
                           Btu/lb. would be $* per ton. For coal with a heat content of 12,300 Btu/lb., it would be $* per ton.


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3.       COAL PRICE ADJUSTMENTS

         The base price of coal under Section 2 of this Contract shall be fixed for * with a reopener period as provided below:

         (a)      *.

         (b) The parties hereto agree that the price quoted herein for coal, in Sections 2, 4 (c), and 4 (d) include the cost of complying with all existing federal, state, or local laws or regulations as of September 30, 2004. In the event that any federal, state, or local taxes, fees, special assessments, or similar levies, directly relating to the mining, processing, or transportation of coal, but specifically NOT including variable compliance costs of laws or regulations such as, but not limited to, those in the Federal Surface Mining Control and Reclamation Act of 1977, does result in a change in costs to SELLER, the following procedures shall be used for adjustments: SELLER shall submit any requests for price adjustment under this Section 3 (b) to BUYER prior to the time SELLER desires such price adjustment to become effective, to allow BUYER a reasonable time in which to review such requests. In the event that SELLER is unable, using reasonable business care to calculate the exact cost increase claimed as a price adjustment hereunder, prior to the desired effective date, SELLER shall submit its best reasonable estimate of such cost increase to BUYER for review and information purposes, subject to the submission of a final cost increase schedule. Failure of SELLER to submit a cost increase schedule or estimate to BUYER within a reasonable time prior to the desired effective date for a requested price adjustment hereunder shall constitute a waiver of SELLER'S right to request such price adjustment for any shipments made prior to SELLER'S submission of a cost increase schedule or estimate to BUYER. Any price adjustment hereunder shall be based only on a final schedule of cost increases and not an estimate submitted as provided hereinabove.

         SELLER shall use its best efforts and reasonable business care to submit a final detailed breakdown of cost increases claimed as a basis for price adjustment hereunder to BUYER as soon as the information is available. Upon the receipt of said information, BUYER shall, at its sole option, accept or reject the requested price adjustment.

         In the event that the added cost of said taxes, fees, special assessments, or similar levies on the mining, processing, or transportation of coal rise to such a level that their inclusion in the price per ton of coal delivered under this Contract would increase said price to a level materially higher than the then-current billing price for coal under this Contract and the delivered price of coal of comparable quality then reasonably available to BUYER, and the parties cannot agree on an acceptable price, then BUYER shall have the right, at its sole option, to terminate this Contract with no further obligation


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or  liability  to SELLER,  except in regard to  payment  for  shipments  of coal received by BUYER prior to such termination.

         In the event that any said taxes, fees, special assessments or similar levies, whether included in the base price of coal or added to the price of coal by escalation hereunder, are reduced and such reduction results in a cost decrease for SELLER, BUYER will submit to SELLER a request for price adjustment which shall include an estimate of the decreased costs, and the decreased cost per ton of coal, at which time SELLER, at its sole option, will accept or reject the estimate of the decreased cost. In the event that SELLER rejects the estimate submitted by BUYER, SELLER will submit its schedule of such decreased costs to BUYER, which BUYER, at its sole option, will accept or reject.

         In the event that a request for price  adjustment  under this Section 3
(b) reduces the price of coal or would not raise the price of coal sufficiently to give BUYER the right to terminate this Contract, as provided hereinabove, and in either event, BUYER and SELLER do not agree on the amount of the adjustment, the parties do hereby agree to first attempt to compromise said changes in costs and failing to do so, they will select a third and impartial representative within ten (10) days thereafter, and the three (3) of them will then attempt to agree upon said changes in costs, and their decision will be final and binding on the parties to this Contract. If the two (2) parties cannot agree on a third and impartial representative, then it is agreed that the Senior Judge of the Eastern District of Kentucky shall select said third person, and his decision, and the decision of the three (3) ultimate representatives, shall be binding upon the parties to this Contract. Time being of the essence, a final decision shall be made within three (3) months after the parties originally submit their alleged changes in cost. Each party will bear the cost of its representative and they shall equally share the cost of a third representative if needed.

4.       QUALITY, SAMPLING, AND ANALYSIS

         (a) Coal sold hereunder for the Cooper Power Station shall meet the following specifications:

         HEAT CONTENT -- "as received" shall not be less than * Btu per pound, except as provided in Section 4 (c) (I) hereinbelow.

         ASH CONTENT -- "as  received"  shall not be more  than  twelve  percent
                  (*%), except as provided in Section 4 (c) (II) hereinbelow.

         MOISTURE CONTENT -- "as received"  shall not be more than eight percent
                  (*%).


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         SULFUR CONTENT -- "as received"  shall not be more than the  percentage computed by the following formula:

                  Percent Sulfur = *        *

         ASH SOFTENING TEMPERATURE (REDUCING ATMOSPHERE)

               Initial Deformation        --          * Minimum
               Softening (H=W)            --          * Minimum
               Softening (H=1/2W)         --          * Minimum
               Fluid                      --          * Minimum

         GRIND -- Shall not be less than * (*) on a Hardgrove Scale.

         SIZE AND PREPARATION --   Shall  be  *  crushed  R.O.M.  coal  with  no
                  intermediate sizes removed; clean and free of impurities. The amount of fines (*) shall not exceed * percent (*%).

         (b) BUYER shall have the right, at its sole option, to reject any coal shipment, or any portion on a truckload basis, if upon visual inspection of such shipment, the coal is not run-of-mine having a maximum top size of 2", is not free of impurities, has fines exceeding * percent (*%), is "hot coal," or if BUYER believes that unloading the coal would involve an unusually hazardous condition. When any truckload has been rejected by BUYER upon visual inspection before unloading, SELLER shall remove such shipment immediately from BUYER'S premises at SELLER'S expense.

         It is further understood and agreed that BUYER does not waive its rights under this Contract by receiving any shipments of coal, and acceptance thereof shall not be implied unless BUYER fails to give SELLER written notice of any breaches or defaults within a reasonable time after each monthly sampling period has ended and the coal analysis has been completed.

         (c) BUYER agrees to accept deliveries of coal with a heat content of at least * Btu/lb. and/or an ash content of up to * percent (**%), subject to the following price adjustments. The parties agree that these adjustments shall help defray BUYER'S costs for blending and burning such lower quality coal. Such coal deliveries, subject to the price adjustments provided in this Section 4
(c), shall be considered to conform to the contract specifications for heat content and ash content.

                  I. Price Adjustment for heat content below * Btu/lb., but not less than * Btu/lb. on an "as received" basis:

         For each 100 Btu/lb. that the heat content falls below * Btu/lb., but does not fall below * Btu/lb., * ($*) per ton shall be deducted from the billing price. A pro rata adjustment shall be made for any fractional portion of such a 100 Btu/lb. deficiency in heat content.


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         EXAMPLES:
         ASSUME:                     Contract                Monthly Average
                                  Specification                 Analysis

             Btu                         *                          *

         COMPUTATION:

         BTU:

                  * - * = * / * x $* = $* per ton.

                  Therefore, $* per ton would be deducted from the billing price.

         (d) BUYER reserves the right to reject any shipments of coal by SELLER which does not meet the minimum heat content requirement of * Btu/lb., maximum ash content requirement of * percent (*%), or other contract specifications contained in Section 4 (a) hereinabove. In the event that BUYER elects to accept occasional shipments of nonconforming coal, the following price adjustments shall apply to such shipments, as appropriate, in addition to the price adjustments provided in Section 4 (c), hereinabove, and in addition to any other remedies available to BUYER:

                  I. Price Adjustment for heat content below * Btu/lb., on an "as received" basis:

                  For each * Btu/lb. that the heat content falls below * Btu/lb., * ($*) per ton shall be deducted from the billing price. A pro rata adjustment shall be made for any fractional portion of such a * Btu/lb. deficiency in heat content.

                  II. Price Adjustment for ash content over * percent (*%) on an "as received" basis:

                  For each * percent (*%) that the ash content exceeds * percent (*%), * ($*) per ton shall be deducted from the billing price. A pro rata adjustment shall be made for any fractional portion of such a * percent (*%) excess in ash content.

                  III.     Price  Adjustment  for  sulfur  content  in excess of
         Section 4 (a) specification on an "as received" basis:

                  For each * (*%) the sulfur content exceeds the Section 4 (a) specification, * ($*) per ton shall be deducted from the billing price. A pro rata adjustment shall be made for any fractional portion of such a *% excess in sulfur content.

                  EXAMPLES:
                   ASSUME:              Contract             Monthly Average
                                     Specification              Analysis

                    Btu                     *                       *
                    Ash                     *                       *
                  Sulfur                    *    (1)                *

         (1) Based on * Btu/lb. "as received" in this example.

               COMPUTATION:

               BTU:
                    * - * = * / * x $* = $* per ton.

                    * - * = * / * x $*= $* per ton.

                    Therefore, $* per ton would be deducted from the billing price.

               ASH:
                    * - * = * x $* = $* per ton.

                    Therefore, $* per ton would be deducted from the billing price.


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               SULFUR:

                    * - * = * / * x $* = $* per ton.

                    Therefore, $* per ton would be deducted from the billing price.

         (e) Price Adjustment for sulfur content lower than Section 4 (a) specification on an "as received" basis:

                  Effective on October 6, 2004, for each * (*%) the sulfur content is lower than Section 4 (a) specification, * ($*) per ton shall be added to the billing price. A pro rata adjustment shall be made for any fractional portion of such a *% lower in sulfur content.

                    ASSUME:              Contract             Monthly Average
                                      Specification              Analysis

                     Btu                       *                       *
                     Ash                       *                       *
                    Sulfur                     *    (1)                *

          (1)  Based on * Btu/lb. "as received" in this example.

                  COMPUTATION:

                  SULFUR:

                  * - * = * / * x $* = $** per ton.

                  Therefore, $* per ton would be added to the billing price.

         Each calendar quarter beginning with January 1, 2005, the sulfur dioxide allowance market will be reviewed. If the market price of sulfur dioxide allowances falls below * ($*) per ton, the sulfur premium of $* per ton shall be calculated quarterly as follows:

         The market price of SO2 allowances shall be determined by adding together the SO2 market price as obtained from Cantor Fitzgerald and Evolution Markets for the second month of the preceding calendar quarter and dividing by two. This average SO2 allowance price shall be deemed to be the market price for SO2 allowances.

         The SO2 allowance price will be multiplied by a conversion rate of * (*) and divided by 100 to arrive at a "sulfur cost" per one percent sulfur. The sulfur cost will then be divided by ten (10) to arrive at a "sulfur price" per one-tenth percent (.1%) sulfur. The new premium will be * of this sulfur price per * percent. The new premium will be rounded off to the nearest cent.


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         EXAMPLE:

         Calculation for the quarter beginning January 1, 2005:

         Cantor Fitzgerald SO2 allowance cost--November 2004................$223

         Evolution Markets SO2 allowance cost--November 2004................$234

         223 + 234 = 457 / 2 = 228.5--SO2 Market Price

         * x * = * / 100 = *--Sulfur Cost per one percent sulfur

         * / 10 = *--Sulfur price per one-tenth percent sulfur

         * / * = $* rounded off to $* per ton per one-tenth percent sulfur content.

         (f) For the purpose of computing payment for coal subject to price adjustment under Sections 4 (c), 4 (d), or 4 (e), the heat, ash, and sulfur contents of the coal "as received" shall be deemed to be the monthly weighted composite average value of the heat, ash, and sulfur contents as defined and computed in Subsection (i) of this Section 4. BUYER and SELLER agree that the application of the price reductions provided in Section 4 (d) shall not be considered liquidated damages but is intended to partially defray BUYER'S additional costs for blending and burning said lower quality coal; shall not constitute a waiver by BUYER of any of the terms of this Contract; shall not excuse noncompliance with the contract specifications by any shipment by SELLER; and shall not affect BUYER'S right to exercise any of its remedies provided hereunder or at law for unsatisfactory performance of the contract by SELLER or reject any coal received that fails to meet the requirements of Section 4 (a) herein or that BUYER has a right to reject pursuant to other provisions of this Contract.

         (g) If the coal shipped to BUYER fails to meet a minimum heat content requirement of 11,500 Btu per pound, a maximum ash content of * percent (*%), or any of the other requirements set forth in Subsection (a) of this
Section 4, for two (2) consecutive weeks based on the analyses made during such time, except for the sulfur requirements which are discussed further hereinbelow, or if SELLER fails to deliver coal in scheduled amounts for two (2) consecutive weeks without adequate excuse under Section 7, and notice thereof, BUYER shall have the right, upon giving SELLER written notice, to refuse to accept further deliveries until SELLER has provided assurance, in the opinion of BUYER, that all shipments of coal delivered thereafter will conform to each and every requirement set forth in Section 4 (a). If SELLER fails to furnish BUYER with such assurance within thirty (30) days after written notice is sent to SELLER, BUYER may, at its sole option, treat this Contract as materially breached by SELLER. It being understood and agreed, of course, that the aforesaid assurance procedure is not an exclusive remedy afforded BUYER, but it is optional and cumulative and in addition to other rights and remedies of BUYER provided herein and by law.


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         NOTWITHSTANDING ANY OTHER PROVISIONS  CONTAINED HEREIN TO THE CONTRARY,
OR OTHERWISE, it is understood and agreed that BUYER faces severe penalties by the Environmental Protection Agency, and others, in the event of its use of coal with a sulfur content of more than the percentages noted in Section 4 (a) hereinabove; and therefore, BUYER constantly monitors and tests its coal to assure itself of sulfur compliance, and it cannot tolerate the receipt of any substantial amount of coal which does not meet such specifications. Therefore, in the event that BUYER'S testing procedures reveal that ANY coal delivered under this Contract fails to meet the above stated sulfur requirements, then BUYER may suspend shipments until and unless within thirty (30) days, SELLER assures BUYER of future and continuous compliance with said sulfur requirements. If SELLER provides assurance of future compliance within this thirty (30) day period that is satisfactory to BUYER, then deliveries may resume under the terms of this Contract. If, however, SELLER fails to provide BUYER with adequate assurance of future compliance, BUYER shall have the right, at its sole option, to declare SELLER in material breach of this Contract, or to allow SELLER up to an additional sixty (60) days to provide adequate assurance of such future sulfur compliance. In the event that BUYER allows an additional period of time for the furnishing of such assurance, SELLER shall either make arrangements for delivery of adequate quantities of coal meeting such contract specification as provided in Section 4 (a), hereinabove, at the then-current contract price, to meet SELLER'S contract commitment; or SELLER shall reimburse BUYER for any amount that replacement coal purchased by BUYER, in amounts not to exceed scheduled quantities under this Contract, exceeds the then-current contract price. Such reimbursement shall be made by SELLER to BUYER by the 20th day of the month following the receipt of such replacement coal. If SELLER does not provide adequate assurance of future compliance by the end of any such extended time period, BUYER may, at its sole option, declare SELLER in material breach of this Contract. This assurance procedure is not an exclusive remedy for such noncompliance, but is optional and cumulative and in addition to other rights and remedies of BUYER provided herein or at law.

         (h) For purposes of determining the price and quality of all coal delivered under this Contract, except for the purposes of Section 4 (g) and for coal rejected by BUYER by visual inspection before unloading, including the moisture, ash, sulfur, and heat content requirements, the analysis of the coal shall be deemed to be, and is, the average monthly values of the moisture, ash, sulfur, and heat content as defined and computed in Subsection (i) of this
Section 4.


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         (i)      The average monthly values of the moisture,  ash, sulfur,  and heat content of the coal "as received" shall be the weighted average moisture, ash, sulfur, and heat content of all composite samples collected during the Sample Period. (As example of this weighted average, at present, samples are taken from each truckload delivered and an analysis is made of all composite samples taken in a given week. These weekly analyses are then weighted according to the quantities delivered in each week, and a monthly weighted average figure is computed. This procedure could change, however, but the weighted average approach will be retained.) The Sample Period shall be a one (1) month interval during which period of time several samples, the exact number being at the BUYER'S option, shall be collected and used for the aforesaid sampling purposes. The collection, preparation, and analysis of coal conducted in determining the average monthly values of the moisture, ash, sulfur, and heat content of the coal shall be performed by BUYER from samples taken at BUYER'S facilities and in accordance with the "Coal Sampling and Analysis Procedures," Cooper Power Station, dated July 20, 1978, and subsequent amendments to those procedures, copies of which are available from BUYER upon request, and all tests shall be conducted at BUYER'S expense. SELLER shall be sent a copy of any changes in procedures for sampling and analysis. SELLER, at its expense, shall have the right upon written notice to BUYER, to have a representative present when samples are taken, prepared, and analyzed in BUYER'S laboratory. Of each composite sample prepared for analysis, a split will be prepared for SELLER and retained by BUYER for at least fourteen (14) days after the analysis results of that sample have been sent to SELLER. Anytime within this fourteen (14) day period, this split shall be made available to SELLER upon request.

5.       DELIVERY AND WEIGHING

         (a)      The prices for all of said coal are as stated in Sections 2, 4
(c), 4 (d), and 4 (e) of this Contract; and therefore, the total cost and sole responsibility for the delivery of all of said coal to BUYER'S stockpile or unloading facilities at Cooper Power Station shall be and is the sole responsibility of SELLER.

         (b) SELLER shall make all deliveries by truck to BUYER'S Cooper Power Station. The weight shall be determined and computed by the scales at BUYER'S Cooper Power Station. If said scales are not available temporarily, then until such time as the scales are available, the quantity of coal delivered by truck shall be determined on the basis of average truck weights of previous shipments of coal received from SELLER and weighed by BUYER. It being clearly understood by the parties that BUYER is purchasing coal from several different suppliers, and, therefore, SELLER understands and


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


agrees that all deliveries shall be made only on Monday through Friday during receiving hours, which will be determined by BUYER, and in the daily amounts designated and determined by BUYER from time to time at its sole option.

         (c) The monthly delivery rates as provided for in Section 1 shall not be exceeded in any month, nor shall the term of this Contract be extended in order to make up for deficiencies in the delivery schedule caused by SELLER, except at the sole option of BUYER.

         (d) SELLER agrees to defend, indemnify, and hold harmless BUYER, its directors, officers, employees, and agents, from any and all damage, loss, claim, demand, suit, liability, penalty, or forfeiture of every kind and nature--including, but not limited to, costs and expenses of defending against the same and payment of any settlement or judgment, therefore, by reason of (a) injuries or deaths to persons, (b) damages to or destructions of properties, (c) pollutions, contaminations of, or other adverse effects on the environment, or
(d) violations of governmental laws, regulations, or orders--whether suffered directly by BUYER itself or indirectly by reason of claims, demands, or suits against it by third parties, resulting or alleged to have resulted from acts or omissions of SELLER, its employees, agents, subcontractors, or other representatives or from their presence on the premises of BUYER or otherwise from performance of this Contract.

         (e) SELLER shall provide and maintain, and shall require any and all subcontractors to provide and maintain, with an insurance company authorized to do business in the Commonwealth of Kentucky and otherwise acceptable to BUYER the following insurance:

         (i) Workers Compensation and Employer's Liability Policy: Prior to the start of the Work, SELLER shall submit evidence of SELLER'S Workers' Compensation and Employer's Liability Insurance Policy, and each such policy shall include:

                  1. Workers' Compensation (statutory benefits coverage) Insurance accordance with the laws of the Commonwealth of Kentucky

                  2. Employer's Liability with a minimum limit of One Million Dollars ($1,000,000) with respect to Bodily Injury Each
         Accident/($1,000,000), Bodily Injury by Disease Each Employee/($1,000,000), and Bodily Injury by Disease Policy Limit.

                  3. United States Longshoremen and Harbor Workers Act Endorsement (WC 00 01 06), if exposures warrant.

                  4. Maritime "Jones Act" Endorsement (WC 00 02 01); if exposures warrant.


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                  5.       Federal  Employer's  Liability Act Endorsement "FELA"
         (WC 00 01 04), if exposures warrant.

         (ii) Commercial General Liability Policy: Prior to the start of Work, SELLER shall provide evidence of SELLER'S Policy providing Commercial General Liability Insurance, with combined single minimum limit for bodily injury and property damage of One Million Dollars ($1,000,000) each Occurrence, Two Million Dollars ($2,000,000) General Aggregate, and the following coverage:

                  1. Coverage for premises and operations, including Work let or sublet.

                  2. No exclusion of coverage for Blanket Contractual Liability to the extent covered by the policy against liability assumed by SELLER under this Contract.

                  3.       No exclusion for Broad Form Property Damage hazard.

                  4. Said policy shall name BUYER as an Additional Insured to the extent necessary to fulfill SELLER'S indemnity obligations under
         Section 5 (d), with SELLER'S policy deemed to be primary.

                  5. Said policy shall be endorsed to provide that the underwriter(s) have waived their Rights of Recovery Against Others (subrogation) against BUYER and BUYER'S insurance carrier(s).

                  6. Coverage shall be amended to provide for Aggregate Limit of Liability at each project or jobsite.

                  7. Should policy contain a deductible clause for bodily injury or property damage liability, said deductible shall be shown on the Certificate of Insurance, and SELLER'S carrier shall agree to pay any such claims "first dollar" and then recover the deductible amount from SELLER.

         (iii) Commercial Automobile Liability Insurance Policy: Prior to the start of Work, SELLER shall provide evidence of SELLER'S Commercial Automobile
Liability Insurance Covering the use of all owned, non-owned, and hired vehicles, with a minimum combined single limit for bodily injury and property damage of One Million Dollars ($1,000,000) each Accident with respect to SELLER'S vehicles assigned to or used in performance of Work under this Contract. Said policy shall name BUYER as an Additional Insured to the extent necessary to fulfill SELLER'S indemnity obligations under Section 5 (d) with said policy designated to be primary. Said policy shall include an endorsement providing that the underwriter(s) have waived their Rights of Recovery Against Others (subrogation) against BUYER and BUYER'S insurance carrier(s).

         (iv) The above policies to be provided by SELLER shall be written by companies satisfactory to BUYER or having a Best Rating of not less than A--("Excellent"). These policies shall not be materially changed or cancelled except with a thirty-day written notice to BUYER from the SELLER and the Insurance Carrier. Evidence of coverage, notification of cancellation, or other changes shall be mailed to:

                        East Kentucky Power Cooperative, Inc.
                        ATTN:  Finance & Risk Management
                        P. O. Box 707
                        Winchester, KY 40392-0707

         BUYER shall not be obligated to review any of SELLER'S Certificates of Insurance, insurance policies or endorsements, or to advise SELLER of any deficiencies in such documents. Minimum limits and coverage required under this Article should not be construed to necessarily be adequate for SELLER'S own insurance and risk management needs. Any receipts of such documents or their review by BUYER shall not relieve SELLER from or be deemed a waiver of BUYER'S rights to insist on strict fulfillment of SELLER'S obligations under the Contract.

         BUYER reserves the right to request and receive a summary of coverage of any of the above policies or endorsements. SELLER shall provide notice of any accidents or claims at the Work site to BUYER'S Finance & Risk Management, at the above address, and BUYER'S plant authorized representative.


6.       PAYMENT AND NOTICE

         (a) Each Friday EKPC will make a payment of * per ton for coal delivered during the previous week. The balance owed for deliveries during a calendar month will be payable by the 20th of the month following the calendar month in which the coal was delivered.

         All said payments shall be made payable to National Coal Corporation, and shall be mailed to SELLER at 8915 George Williams Road, Knoxville, Tennessee 37923, unless designated otherwise by SELLER in writing to BUYER.

         (b) All notices required or permitted to be given hereunder shall be in writing and shall be deemed properly given if mailed to the proper party at the following addresses:

               BUYER:      EAST KENTUCKY POWER COOPERATIVE, INC.
                           4775 LEXINGTON ROAD
                           P. O. BOX 707
                           WINCHESTER, KENTUCKY 40392-0707

               SELLER:     NATIONAL COAL CORPORATION
                           8915 GEORGE WILLIAMS ROAD
                           KNOXVILLE, TENNESSEE  37923

7.       INTERRUPTION OF OPERATION--FORCE MAJEURE

         It is specifically understood and agreed that the obligations of both parties under this Contract are subject to riots, strikes, or Acts of God that directly affect the operations of either of said parties. In the event of such an occurrence, then said affected party shall be excused from performance of this Contract, but only for such time as said occurrence is in effect, and after said occurrence has ended or been resolved, then both parties shall be fully bound to perform under the terms of this Contract for the duration of this Contract, except that any deficiencies in the production or sale of coal hereunder caused by force majeure will only be made up by mutual consent of the parties, nor will the term of this agreement be extended by force majeure unless the parties so agree. No other acts or events shall excuse either party from full performance of this Contract except as may be stated under the terms of this Contract.

         "Force Majeure" as used herein shall mean a cause beyond the control of SELLER or BUYER, as the case may be, whether foreseen or unforeseen, which wholly or materially prevents the mining, loading, or delivery of coal at or from the property, or receiving, transporting or delivery of same, or the unloading, storing, or burning of coal by BUYER at its destination and which the party claiming force majeure could not have prevented with the exercise of reasonable prudence. Examples (without limitations) of force majeure, but only if beyond the control of SELLER or BUYER, as the case may be, are the following:

               Acts of God; acts of the public enemy; insurrections; riots, strikes; labor disputes; shortage of supplies; fires, explosions; floods; breakdowns of or damage to plants, mine equipment or facilities; interruptions to or contingencies of transportation; embargoes; orders or acts of civil or military authority. Malfunctions of computer hardware, software, or any type of equipment resulting from so-called "Year 2000 compliance" problems that could reasonably be foreseen and were within a non-performing party's ability to prevent or correct, shall not be considered to be force majeure events that excuse non-performance by BUYER or SELLER hereunder.

         If because of force majeure either BUYER or SELLER are unable to carry out their obligation under this Agreement, and if such party promptly gives the other party hereto written notice of such force majeure, the obligations and liabilities of the party giving such notices and the corresponding obligations of the other party shall be suspended to the extent made necessary by and during the continuance of such force majeure, provided, however, that the disabling effects of such force majeure shall be eliminated as soon as and to the extent practicable. During any period when BUYER asserts a force majeure condition and said condition results in a reduction of coal deliveries, BUYER shall prorate deliveries of coal meeting the specifications contained in Section 4 (a) herein among its suppliers based on contractual commitments.

8.       CHANGES IN LEGISLATION

         It is fully contemplated by both parties that BUYER is purchasing said coal for the primary purpose of using it as fuel for the generation and production of electrical power under present governmental standards and regulations, and it is understood and agreed that in the event any federal, state, or local law, regulation, or standard has been or is enacted that would prohibit or make commercially uneconomical BUYER'S purchase or use in its Cooper Power Station of the grade or quality of coal hereinbefore specified for such purpose, such as stricter or relaxed environmental quality standards, then all obligations under this Contract by BUYER to use and SELLER to sell the said prohibitive grade or quality of coal will be discharged and excused on the date specified in said law, regulation, or standard. However, said parties will be fully bound and legally obligated to perform under the exact terms and conditions of this Contract up and until said date. It is also understood that in the event that during the term of this Contract there is any federal, state, or local law, regulation, or standard enacted which prevents or severely penalizes SELLER from mining, removing, and delivering coal to BUYER, other than the aforesaid taxes, fees, special assessments, or similar levies for which escalation is provided for in Section 3 herein, and SELLER is unable to correct or modify such condition without unreasonable expense, then SELLER and BUYER may, upon the effective date specified in such legislation or regulation, be discharged and excused from the respective obligations under this Contract to sell and purchase coal.

9.       BREACH OF CONTRACT

         It is fully understood and agreed that a material breach of contract shall specifically include, but is not specifically limited to: unjustified nonpayment by BUYER, failure by SELLER to provide coal in the quantities or meeting the specifications stated in this Contract, violation by SELLER of the provisions of Section 10, or the insolvency, bankruptcy, or assignment for the benefit of creditors of either party.

10.      SECURITY FOR PERFORMANCE

         To assure, in part, performance under this Contract, by no later than October 6, 2004, SELLER shall provide BUYER with a * Dollar ($*) Performance Bond from a surety which is approved by BUYER and in a form acceptable to BUYER. Said bond shall be paid and delivered to BUYER in the event of default or material breach of this

Contract by SELLER or the insolvency or bankruptcy of SELLER. It is understood and agreed by the parties, however, that said security does not represent "liquidated damages," but it is additional security from SELLER to BUYER in the event of a default or breach of this contract by SELLER.

11.      WAIVER OF BREACH AND REMEDIES

         No waiver of a breach of this contract shall be construed or held to be a waiver of subsequent or any other breaches. All remedies afforded under this Contract shall be cumulative and in addition to every remedy provided by law.

12.      NON-ASSIGNABILITY

         This Contract is personal as between BUYER and SELLER, and except that, after prior written notice to the other party, BUYER may assign its rights under this Contract only to the Rural Utilities Service, rights or obligations under this Contract are otherwise neither assignable nor transferable except by the written consent of said parties, which consent shall not be unreasonably withheld.

13.      FAIR COMPETITIVE BIDDING

         This Contract has been awarded to SELLER pursuant to a fair and confidential competitive bidding process. By entering this Contract, SELLER represents and warrants that it did not promise or deliver anything of significant value to, or solicit or receive any confidential competitive bidding information regarding this Contract from, any officer, director, agent or employee of BUYER, or any member of their families. BUYER shall have the right to terminate this Agreement should it determine that this representation of SELLER is false.

14.      CAPTIONS

         The captions to sections hereof are for convenience only and shall not be considered in construing the intent of the parties.

15.      APPLICABLE LAW

         This Contract shall be construed under the laws of the Commonwealth of Kentucky, and it is agreed that any disputes that may arise under this Contract between the parties that culminates in litigation, shall be instituted and tried in Clark County, Kentucky.

16.      NONDISCRIMINATION

         This  Contract is subject to the  provisions of Sections 1 through 7 of
Section 202, SubPart B, of Presidential Executive Order 11246, September 24, 1965, which is hereby incorporated by reference and made a part of this Contract.

17.      ENTIRE AGREEMENT

         This instrument contains the entire contract between the parties, and there are no representations, understandings, or agreements, oral or written, which are not included or expressly referred to herein. This Contract cannot be changed except by duly authorized representatives of all parties in writing.

         IN TESTIMONY WHEREOF, WITNESS the signatures of the undersigned, on the date first above written, in triplicate originals, which are executed in Clark County, Kentucky, for and on behalf of said parties and pursuant to a duly authorized resolution by their respective Board of Directors.


ATTEST:                           SELLER:   National Coal Corporation

/s/ Charles W. Kite                         /s/ J. A. Davis
------------------------------        BY:   ------------------------------------
Senior Vice President,                      VP Sales & Marketing
General Counsel


ATTEST:                            BUYER:   East Kentucky Power Cooperative, Inc

/s/ Della E. Damron                         /s/ Roy M. Polk
------------------------------        BY:   ------------------------------------
For and on behalf of the                    President & Chief Executive Officer
Corporate Secretary